EXHIBIT 21.1


                        SUBSIDIARIES OF MR3 SYSTEMS, INC.



The following is the sole subsidiary of MR3 Systems, Inc., a Delaware corporation:


1. Tech Mining, LLC., a Colorado corporation, a wholly owned (100%) subsidiary.